Exhibit 23.2


                        Independent Auditors' Consent



To the Program Administrators of The Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary
Companies:


We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-58931) of Union Carbide Corporation, a subsidiary of The Dow Chemical Company, of our report dated June 21, 2000, relating to the statement of net assets available for benefits of The Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies as of December 31, 1999, which appears in Union
Carbide Corporation's December 31, 2000 Annual Report on Form 11-K.



                                              /s/ KPMG LLP



Stamford,  Connecticut
June 27, 2001



























                                   -24-